Exhibit 10.1

SARA LEE CORPORATION

ANNUAL INCENTIVE PLAN

PROGRAM DESCRIPTION FOR FISCAL YEAR 2006

Purpose

The objective of the Annual Incentive Plan (the “AIP”) is to advance the interests of Sara Lee Corporation (“SLC”) by:

a)	Rewarding financial performance that contributes to increased shareholder value;

b)	Measuring the effectiveness of SLC operating performance and capital management;

c)	Basing a significant portion of all executives’ incentives on Business Segment results;

d)	Continuing to provide significant rewards for exceptional performance.

Incentive Opportunity & Standards of Performance

Beginning in FY06 the Plan will adjust its focus from Maximum award opportunity to Target award opportunity. Previous Plans provided a Maximum opportunity that was approximately 133% of the Target payout level. The FY06 AIP will increase the Maximum opportunity to approximately 150% of Target, with correspondingly higher performance goals to warrant the additional Maximum opportunity.

Another change effective in FY06 is the linking of bonus opportunity to Participants’ salary grades rather than a variety of other statuses. Attachment 1 shows the FY06 AIP Target and Maximum payout levels at the various salary grades.

The following applies to the Plan goals:

•	Financial and Individual Standards of Performance are established at the beginning of the Incentive Plan Year. The Financial Standards of Performance for Corporate Staff Participants and the Plan parameters applicable to all Plan Participants are approved by the Compensation and Employee Benefits Committee of the SLC Board of Directors (“the Committee”).

•	Business Segment executive management will develop the financial goals within their respective business. The SLC Chief Executive Officer (CEO) will approve the Business Segment financial goals for each business.

•	In FY06 the number of Performance Measures has been reduced from six to four. The FY06 Performance Measures are:
•	Operating Profit – (Operating Income will be used for Corporate Staff positions) – 35% of Target Bonus Opportunity
•	Sales – 25% of Target Bonus Opportunity
•	Cash Flow – (Free Cash Flow for Corporate Staff positions; Operating Cash Flow for Business Segment positions) – 20% of Target Bonus Opportunity
•	Individual Objectives – 20% of Target Bonus Opportunity

When expressed as a percentage of Target bonus opportunity, the weighting of each performance measure is approximately the same for each salary grade. A summary of

FY06 Standards of Performance and the corresponding incentive opportunities for Participants are shown in Attachment 2. Where applicable, similar Attachments for Participants in countries other than the U.S. are available from the appropriate Business Segment Human Resources representative.

•	It is recommended that Individual objectives be limited to a maximum of two or three including the required People/Organization objective. These same objectives should be reflected in PMP.

•	At the end of the fiscal year, the Participant’s manager will make an overall assessment of performance results for each of the specific SOPs as well as any other accomplishments or criteria deemed relevant in determining the payout level.

Performance Period

All Standards of Performance are measured over a one-year performance period, i.e. the Incentive Plan Year. The Incentive Plan Year for FY06 is July 3, 2005 to July 1, 2006.

Performance Level Definitions

Level 4 – Maximum – An unusually high level of performance far exceeding targeted performance requiring significant “stretch” to achieve.

Level 3 – Target – Typically the level of performance specified in the appropriate Annual Operating Plan (“AOP”).

Level 2 – Below Target – The level of performance at which attainment of goals is below the Target level but considerably above the Threshold level.

Level 1 – Threshold – Performance that is below an acceptable level and not warranting any payout.

Incentive Award Payout Levels

Beginning in FY06 the number of Performance Levels under the AIP has been reduced from five to four. Also Sara Lee has established the following schedule to be used in setting the performance goals at the various payout levels. The table below shows how that goal setting process will work:

Performance Measure

Performance Level	Performance Goal	Payout Level as a % of Target Bonus
Level 4 - Maximum	110% of AOP	150%
Level 3- Target	AOP	100%
Level 2- Below Target	95% of AOP	50%
Level 1 -Threshold	90% of AOP	0%

Business Segment CEOs may deviate from this approach with the prior approval of the SLC CEO. Attachment 3 provides an example of calculating results and the associated Payout Levels under the Target bonus approach. Attachment 4 provides the FY06 Financial Performance Measures and goals.

Straight-line interpolation is used for calculating results between performance levels.

Incentive Award Payments

Incentive award payments are distributed after the Incentive Plan Year results have been publicly announced and the individual awards requiring the review and approval of the Committee have been approved at its August, 2006 meeting. Generally, a Participant must be an employee on the last day of the fiscal year in order to be eligible to receive any incentive award.

Administrative Provisions

The Committee and the Chief Executive Officer of SLC, whose decisions are final, shall administer the Plan jointly. The Senior Vice President – Global Human Resources will be responsible for the administrative procedures governing the Plan including ensuring the existence of approved Standards of Performance and presenting the performance results under the Plan to the Committee for its approval. The following administrative procedures shall govern:

a)	The Committee will approve individual incentive awards for all corporate officers and those executives whose salaries are above the midpoint of salary grade 39. The Chief Executive Officer may approve all other incentive awards.

B)	Incentive awards may be made in cash, stock or any combination of cash and stock as permitted under the 1998 and 2002 Long-Term Incentive Stock Plans. Any awards earned under the FY06 AIP will be made in cash. Participants paid in the U.S. and subject to taxation in the U.S. may elect to defer part or all of their incentive awards pursuant to the terms and conditions of the SLC Executive Deferred Compensation Plan.

c)	A new Participant who begins participation during the Incentive Plan Year may be eligible for a pro-rata incentive award from the date of entry into the Plan. Typically, a new Participant should have been actively employed for at least one calendar quarter of the Incentive Plan Year in order to receive consideration for a pro-rata incentive award.

d)	In the case of death, total disability, or retirement under a SLC retirement plan during the Incentive Plan Year, a Participant or the Participant’s estate is eligible for a pro-rata incentive award based upon the Participant’s period of active service during the Incentive Plan Year. The award will be distributed at the same time as those of active Participants.

e)	A Participant who is terminated and who subsequently receives severance pay under a SLC severance plan may be eligible for a pro-rata incentive award. Management will determine the amount of any pro-rata incentive award based upon the facts and circumstances related to the Participant’s termination as well as the amount of time the Participant was actively employed during the Incentive Plan Year.

F)	Unless otherwise approved by the Chief Executive Officer, any Participant who resigns or is terminated during the Incentive Plan Year (except as provided for above) will not be entitled to any incentive award attributable to the Incentive Plan Year.

G)	A Participant who is employed as of the end of the Incentive Plan Year shall be entitled to receive an incentive award regardless of whether the Participant resigns or is terminated between the end of the Incentive Plan Year and the date the incentive awards are actually distributed.

h)	Performance results under the Plan will be measured by taking into consideration those Exclusions listed in Attachment 5.

i)	SLC reserves the right to offset any funds from any incentive award due a terminating or terminated Participant to which SLC has a “claim of right”.

j)	Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time or constitute a commitment by SLC that any Participant will continue to receive an incentive award or will continue as a Participant in the Plan.

k)	The Committee reserves the right to amend, modify, interpret or terminate the Plan or awards to be paid under the Plan at any time for any reason.

l)	The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except for the following:
1)	Any actions affecting the Chief Executive Officer, and other elected officers of SLC,
2)	Approval of Corporate Financial Standards of Performance and certification of performance results relative to such standards following the end of the Incentive Plan Year,
3)	Approval of any substantive changes or amendments to the Plan.

m)	For purposes of calculating the actual performance results at the end of the Performance Period, Operating Profit will be reduced by any amount that actual MAP expenditures are less than the budgeted amount stated in an Operating Unit’s FY06 AOP for Strategic Investment Brands and Support and Grow Brands as submitted to SLC. The impact of any such adjustment will also be reflected in the Operating Unit’s ROI and operating cash flow results.

Attachment 1

SARA LEE CORPORATION

FY06 ANNUAL INCENTIVE PLAN

TARGETS AND MAXIMUMS

FY06 Annual Incentive Plan

Salary Grades	Target - %s Of Salary	Maximum - %s Of Salary
50	200%	300%
49	200%	300%
48	165%	250%
47	160%	240%
46	150%	225%
45	145%	220%
44	135%	205%
43	130%	195%
42	125%	190%
41	125%	190%
40	120%	180%
39	120%	180%
38	115%	175%
37	115%	175%
36	115%	175%
35	95%	145%
34	75%	115%
33	65%	100%
32	55%	85%
31	45%	70%
30	40%	60%
29	30%	45%
28	30%	45%

Attachment 2

SARA LEE CORPORATION

FY06 ANNUAL INCENTIVE PLAN

PERFORMANCE MEASURES AND WEIGHTINGS

	Performance Measures as a % of Target Annual Incentive Opportunity

	Operating Profit	Sales	Cash Flow	Individual Objectives	Target Annual Incentive Opportunity
	35%	25%	20%	20%	100%

Salary Grades	Operating Profit	Sales	Cash Flow	Individual Objectives	Target Annual Incentive Opportunity
50	85.0%	65.0%	50.0%	0.0%	200%
49	85.0%	65.0%	50.0%	0.0%	200%
48	55.0%	40.0%	35.0%	35.0%	165%
47	54.0%	40.0%	33.0%	33.0%	160%
46	50.0%	40.0%	30.0%	30.0%	150%
45	50.0%	35.0%	30.0%	30.0%	145%
44	49.0%	32.0%	27.0%	27.0%	135%
43	46.0%	32.0%	26.0%	26.0%	130%
42	44.0%	31.0%	25.0%	25.0%	125%
41	44.0%	31.0%	25.0%	25.0%	125%
40	42.0%	30.0%	24.0%	24.0%	120%
39	42.0%	30.0%	24.0%	24.0%	120%
38	41.0%	30.0%	22.0%	22.0%	115%
37	41.0%	30.0%	22.0%	22.0%	115%
36	41.0%	30.0%	22.0%	22.0%	115%
35	32.0%	23.0%	20.0%	20.0%	95%
34	25.0%	20.0%	15.0%	15.0%	75%
33	22.0%	17.0%	13.0%	13.0%	65%
32	20.0%	13.0%	11.0%	11.0%	55%
31	16.0%	11.0%	9.0%	9.0%	45%
30	14.0%	10.0%	8.0%	8.0%	40%
29	10.0%	8.0%	6.0%	6.0%	30%
28	10.0%	8.0%	6.0%	6.0%	30%

Attachment 3

SARA LEE CORPORATION

FY06 PERFORMANCE MEASURES AND WEIGHTINGS

Calculating Payouts Under Target Bonus Approach

	Performance						Earned
Performance	Measure	Performance Levels & Goals				Actual	Payout as
Measure	Weighting	Threshold	Good	Target	Max	Results	% Target
							(Weighting x Payout Rate)
		Payout Rates by Performance Level
		0%	50%	100%	150%
Sales	25%	$75	$100	$125	$175	$175	37.5%
Op Profit	35%	$10	$12	$14	$20	$14	35.0%
Cash Flow	20%	$40	$45	$50	$65	$45	10.0%
Individual SOPs	20%					Mid-way Between Target & Max (1) (i.e. 125% payout)	25.0%

	100%						107.5%

Target Bonus Opportunity (Salary grade 29)	30%
Earned Payout as % Target	107.5%

Earned Bonus as % Salary	32.25%

(1)	Manager determines overall Individual SOP results

Attachment 4

SARA LEE CORPORATION

FY06 ANNUAL INCENTIVE PLAN

PERFORMANCE GOALS-CORPORATE LEVEL

Performance Levels	Level 1 (Threshold)	Level 2 (Below Target)	Level 3 (Target-AOP)	Level 4 (Maximum)

Bonus Payout Levels as a % of Target	0%	50%	100%	150%

(All goals are stated at plan currency rates, in $ millions)

Operating Income	90% of AOP $(1)	95% of AOP $(1)	100% of AOP $(1)	110% of AOP $(1)

Net Sales	90% of AOP $(1)	95% of AOP $(1)	100% of AOP $(1)	110% of AOP $(1)

Free Cash Flow	90% of AOP $(1)	95% of AOP $(1)	100% of AOP $(1)	110% of AOP $(1)

(1) The specific financial goals were approved by the Committee and are contained in the minutes of the Committee’s August 25, 2005 meeting.

Attachment 5

Definitions

a)	Base Salary means base salary earned or actually paid (dependent upon the practice of the business unit) to the Participant during the Incentive Plan Year disregarding any deferral elections, premiums, expatriate allowances, expense reimbursements, commissions, other incentives, severance or termination pay, lump sum merit awards, retention awards, payments from deferred compensation arrangements and compensation attributable to the exercise of stock options or other forms of long-term incentive compensation.

b)	Board means the SLC Board of Directors.

c)	Business Segment means one of the three major Sara Lee business units, i.e. Sara Lee North America Food & Beverage, Sara Lee International or Sara Lee North America Food Service.

d)	Committee is the Compensation and Employee Benefits Committee of the Board.

e)	Division means an operating profit center of SLC.

f)	Exclusions means the automatic exclusion of the following from relevant financial data for purposes of measuring performance (subject to the Committee’s use of negative discretion):

1.	Any extraordinary or unusual charges or income (accounting definition) that are quantified and identified separately on the face of the Income Statement, excluding earnings related to the receipt of Tobacco Divestiture Proceeds

2.	Revisions to the U.S. Internal Revenue Code

3.	Changes in generally accepted accounting principles

4.	Gains or losses from discontinued operations (accounting definition)

5.	Restructuring and Transformation charges

g)	Free Cash Flow shall be measured using actual currency rates and is defined as Net Cash from Operating Activities, plus Tobacco Divestiture Proceeds, less Capital Expenditures, with the following exceptions:

1.	Cash Flow of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Cash Flow of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

h)	Incentive Plan Year is the same as SLC’s fiscal year beginning on July 3, 2005 and ending July 1, 2006.

i)	Net Sales means net outside sales, as shown on Line 5 of the EO-200 income statement, with the following adjustment(s):

1.	Actual Net Sales shall be measured using plan currency rates

2.	Net Sales of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Net Sales of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

j)	Operating Cash Flow means cash flow as calculated in the EO-600 – cash flow statement, using FY 06 peg currency rates, with the flowing exceptions:

1.	Operating Cash Flow of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Cash Flow of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

k)	Operating Income means pre-tax income, before interest, and Exclusions, with the following adjustment(s):

1.	Actual Operating Income shall be measured using plan currency rates

2.	Operating Income of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Operating Income of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

l)	Operating Profit means Line 16 of the EO-200 income statement, using FY 06 peg currency rates, with the following exceptions:

1.	Operating Profit of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Profit of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

m)	Participant means an “A”, “B” or “C” (i.e. salary grades 28 through and including 50) level executive of SLC or any of its Business Segments.

n)	Return on Investment (“ROI”) as defined in Finance Policy 130.

o)	Standards of Performance means a Financial or Individual performance measure.

p)	Total Disability is as defined under the SLC Long-Term Disability Plan or the specific Sara Lee sponsored disability plan under which the Participant is covered.